UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported)	March 12, 2024

CORNING INCORPORATED

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-3247 (Commission File Number)	16-0393470 (I.R.S. Employer Identification No.)

One Riverfront Plaza, Corning, New York (Address of principal executive offices)		14831 (Zip Code)

(607) 974-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.50 par value per share 3.875% Notes due 2026 4.125% Notes due 2031	GLW GLW26 GLW31	New York Stock Exchange New York Stock Exchange New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 ((§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 12, 2024, Solar Technology LLC (“ST”), a wholly-owned subsidiary of Corning Incorporated (the “Company”) entered into certain agreements related to the construction and leasing of a planned manufacturing facility in Hemlock, Michigan (the “Facility” together with the site ground leasehold interest, the “Leased Property”). Among others, those agreements included (collectively, the “Transaction Documents”):

1.	A Transaction Agreement (the “Transaction Agreement”) among ST, as Lessee and Construction Agent, BA Leasing BSC, LLC, as Lessor (“BAL”), Bank of America, N.A., not in its individual capacity, except as expressly stated therein, but solely as Administrative Agent (“BofA”), and the persons named on Schedule II thereto, as “Participant Interest Parties”;
2.	a Construction Agency Agreement (the “Construction Agency Agreement”) between ST and BAL; and
3.	a Lease, Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing (the “Lease”) between ST and BAL.

Cost of construction of the Facility is expected not to exceed $835 million. ST’s obligations under the Transaction Documents will be guaranteed by a Company Guaranty (the “Guaranty”). The Facility will be constructed on property owned by DC HSC Holdings LLC, another wholly-owned subsidiary of the Company, which will be leased to BAL under a long-term ground lease.

Pursuant to the Construction Agency Agreement, ST will act as the Construction Agent for BAL in connection with the design, construction and development of the Facility. Construction is expected to be completed approximately 26 months following the commencement of construction.

Construction advances will be made monthly to ST as Construction Agent for the Facility, and interest will be paid to the Participant Interest Parties by capitalizing accrued interest into the lease balance.  After construction is completed, ST will lease the Facility from BAL for a term of approximately five years (the “Term”) and rent paid by ST will be passed directly through to the Participant Interest Parties in the form of interest and principal. In addition, ST will pay all operating costs (including taxes, insurance and utility costs) and all costs of repairs to the Facility.

Under the Lease, ST may, on any payment date during the Term occurring after the second anniversary of the Base Term Commencement Date, and with not less than 30 days’ notice, elect to purchase the Leased Property for an amount approximately equal to the sum required to repay the amount of the Participants Interest Parties’ investment in the Facility and any accrued but unpaid rent.

If ST is not in default under the Lease, at least 120 days prior to the end of the Term, ST must elect to do one of the following:

(a) extend the Lease for an additional five years with the consent of BAL and the other Participant Interest Parties; (b) purchase the Facility; or (c) arrange a sale of the Facility to a third party.

The Transaction Documents contain financial and operating covenants substantially similar to the covenants set forth in the Credit Agreement, dated June 6, 2022, by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other financial institutions party thereto. The Lease also includes certain early termination events relating to the occurrence of certain material events of loss or material environmental events relating to the Facility.

Copies of the Transaction Agreement, Construction Agency Agreement, Lease, and Guaranty are attached hereto. The foregoing descriptions of these agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit Number Description

10.1	Transaction Agreement dated as of March 12, 2024 by and among Solar Technology LLC, as Lessee and as Construction Agent; BA Leasing BSC, LLC as Lessor; Bank of America, N.A., not in its individual capacity, except as expressly stated therein, but solely as Administrative Agent; and the Persons Named on Schedule II thereto, as Participant Interest Parties
10.2	Construction Agency Agreement dated as of March 12, 2024 between BA Leasing BSC, LLC as Lessor and Solar Technology LLC as Construction Agent
10.3	Lease, Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of March 12, 2024, between Solar Technology LLC as Lessee and BA Leasing BSC, LLC as Lessor
10.4	Guaranty from Corning Incorporated dated March 12, 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORNING INCORPORATED Registrant

Date: March 15, 2024	By	/s/ Edward A. Schlesinger
Edward A. Schlesinger
Executive Vice President and Chief Financial Officer